Exhibit 99.7

Consolidated Tomoka

Consolidated-Tomoka Land Co.

1530 Cornerstone Blvd.,Ste. 100 (32117)

P.O. Box 10809

Daytona Beach, Florida 32120-0809

(386) 274-2202

(386) 274-1223 Facsimile

E-mail:CTLC@consolidatedtomoka.com

October 31, 2008

Mr. David J. Winters

333 Route 46, 2nd Floor Mountain Lakes, NJ 07046

Re: Information Requested on Consolidated Tomoka Board Candidates Dear Mr. Winters,

Enclosed please find information on the two board candidates, Dianne Neal, and Linda Loomis Shelley.

You have also inquired about relationships between the candidates and directors or officers of Consolidated. Prior to the vetting process, no board member or officer of Consolidated had any business, or other relationships with Ms. Neal. Prior to the vetting process, no board member other than Mr. Myers and Mr.McMunn had any business or other relationship with Ms. Shelley.

Mr. Myers’ family trust owns a tract of land near Jacksonville, FL and Mr. Myers used the services of Ms. Shelley on several occasions on land use issues. Mr. Myers was very impressed with Ms. Shelley over the course of her representation of the trust. Based on that experience and her background, Mr. Myers decided to nominate her as a board candidate. Mr. McMunn met once with Ms. Shelley on Company business many years ago during her tenure as the Secretary of the Department of Community Affairs.

After receipt of your letter, management polled the officers to determine if there were other relationships with Ms. Neal or Ms. Shelley or Fowler, White. As a result of that inquiry, I have been advised that several years ago, a purchaser of Company property requested the Company use the services of Jake Varn, a partner in Fowler, White, to assist in obtaining a permit from the U.S. Army Corps of Engineers because he had a good relationship with the head of the office handling that permit. As part of that joint effort, the Company paid a fee to Fowler, White. To the best of our knowledge, Ms. Shelley was not involved in that matter. Also, about five years our General Counsel, Mr. Apgar, served on a countywide water committee (not directly related to the Company’s business) that used the services of Jake Varn, of Fowler White and Ms. Shelley participated in a few of the meetings.

Both candidates are aware that we will be discussing their candidacy with you. We look forward to a productive teleconference on November 5, 2008 at 1:00 p.m.

Sincerely,

/s/ William H. Davison

William H. Davison

Chairman, Governance Committee

WHD/rhb